Exhibit 10.8

January 13, 2016

Third Rock Ventures II, L.P.

Attn: Kevin Gillis

29 Newbury Street

Boston, MA 02116

Re: Implications of Reverse Merger

Dear Mr. Gillis:

Reference is made (1) to the Agreement and Plan of Merger (the "Merger Agreement"), dated March 11, 2015, among Ember Therapeutics, Inc. ("Ember"), Mariel Therapeutics, Inc. ("Mariel") and Ember Acquisition Corp., and (2) to the Convertible Promissory Note (the "Note"), dated March 11, 2015, issued by Mariel in favor of Third Rock Ventures II, L.P. ("Third Rock") in connection with the Merger Agreement. Section 1.10(a)(ii) of the Merger Agreement defines a "Buyer Change of Control" as, among other things, a "merger of the Buyer [Mariel] or the Surviving Corporation [Ember] with or into any other Person (other than a merger with or into a wholly owned subsidiary of the Buyer or the merger of the Surviving Corporation into the Buyer)."

In October 2015, Mariel merged with and into Ember, with Ember as the surviving entity. Ember now intends to enter into a reverse merger transaction (the "Reverse Merger") in or around January 2016, whereby Ember will be merged with and into American Home Alliance Corporation ("NEWCO") and will become a public company. The stockholders of Ember prior to the Reverse Merger will own more than 50% of the common stock of NEWCO after the Reverse Merger.

The Reverse Merger would constitute a "Buyer Change of Control" as defined in the Merger Agreement. Pursuant to Section 1.10(ii)(A) of the Merger Agreement, the Development Payment Amount (as defined therein) becomes payable within five business days after a Buyer Change of Control. In addition, pursuant to the fifth paragraph of the Note, the Outstanding Amount (as defined therein) will automatically become due and payable upon a Buyer Change of Control.

This letter serves to confirm our agreement that:

i.	As a result of its merger with Mariel, Ember has assumed all obligations of the "Maker" under the Note and the "Buyer" under the Merger Agreement and, upon the effectiveness of the Reverse Merger, NEWCO shall assume all obligations of the "Maker" under the Note and the "Buyer" under the Merger Agreement.

ii.	The Reverse Merger will not constitute a "Buyer Change of Control" for purposes of the Merger Agreement or the Note. Accordingly, neither the Development Payment Amount nor the Outstanding Amount will become due or payable as a result of the Reverse Merger.

iii.	The definition of "Buyer Change of Control" for purposes of the Merger Agreement and the Note shall be amended to include the following new subsection (5):

"(5) the first issuance of capital stock of the Maker, in one transaction or a series of transactions occurring after January 1, 2016, with immediately available aggregate proceeds to the Maker (including proceeds from any indebtedness of the Maker that convert into equity in such financing) of at least $20,000,000."

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iv.	The Fifth Paragraph of the Note is amended as follows by deleting the strikethrough text and adding the bold and underlined text:

"In the event of a Buyer Change of Control prior to the Initial Public Offering, the Outstanding Amount shall automatically become due and payable, provided that Holder shall have the right to convert, effective immediately prior to the closing of the Buyer Change of Control, some or all of the Outstanding Amount into shares of common stock of the Maker at a conversion price per share equal to 80% of the ~~value of the per share merger consideration payable to holders of Maker’s common stock pursuant to~~ per-share value of Maker's common stock implied by such Buyer Change of Control, with any resulting fraction of a share rounded to the nearest whole share (with 0.5 being rounded up). The Maker shall notify the Holder in writing of the anticipated occurrence and the terms of a Buyer Change of Control at least 30 days prior to the closing date of the Buyer Change of Control."

v.	No further amendment of waiver of any term of the Merger Agreement shall be effective without the written consent of Third Rock and Ember (or NEWCO after consummation of the Reverse Merger).

For the avoidance of doubt, Third Rock does not waive any other rights with respect to the Merger Agreement or the Note, including but not limited to any future right to receive the Development Payment as a result of a Buyer Change of Control involving NEWCO.

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Kindly acknowledge Third Rock's agreement to the foregoing by counter-signing this letter where indicated below and returning it to me via email at your earliest convenience.

Thank you for your consideration.

Sincerely,

EMBER THERAPEUTICS, INC.

/s/ Joseph Hernandez

Joseph Hernandez Executive Chairman

ACKNOWLEDGED AND AGREED TO BY:

THIRD ROCK VENTURES II, L.P.

By: Third Rock Ventures GP II, L.P., its general partner

By: TRV GP II, LLC, its general partner

By: /s/ Kevin Gillis

Name: Kevin Gillis

Title: CFO

[signature page to letter agreement re Reverse Merger]

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